News Release	Corporate Communications 938 University Park Boulevard, Suite 200 Clearfield, UT 84015	Phone: 801-779-4600

For Immediate Release

Media Contact:	Investor Contact:

Amanda Covington	Michael Pici
Phone: 801-779-4625	Phone: 801-779-4614
E-mail: media.relations@vistaoutdoor.com	E-mail: investor.relations@vistaoutdoor.com

Vista Outdoor Announces Agreement to Purchase Bell, Giro, C-Preme and Blackburn Brands from
BRG Sports, Inc.

Acquisition Balances Segment Mix and Brand Portfolio

Acquired Brands Will Position Vista Outdoor as a Leading Company in Cycling and Snow Sports Equipment

Clearfield, Utah, February 25, 2016 - Vista Outdoor Inc. (NYSE: VSTO) announced that it has entered into a definitive agreement with BRG Sports, Inc. (“BRG Sports”) to acquire BRG Sports’ Action Sports division, which is operated by Bell Sports Corp. and includes the market-leading brands Bell and Giro, and C-Preme and Blackburn. The acquisition adds a collection of branded sports equipment products serving enthusiasts of all ages in cycling, snow sports and powersports. Products marketed under the acquired brands include helmets for cycling, snow sports, and powersports, as well as goggles, footwear and a variety of cycling accessories. The Action Sports brands are product category leaders and best-in-class innovators and industry pioneers in premium protective gear with research and product development capabilities.
The completed acquisition will be integrated into the company’s Outdoor Products segment, resulting in a balancing of Vista Outdoor’s brand portfolio between Shooting Sports and Outdoor Products.
“This acquisition is consistent with our strategic growth objective of becoming a world-leading outdoor sports and recreation products company,” said Vista Outdoor Chairman and Chief Executive Officer Mark DeYoung. “This is our third acquisition since becoming an independent public company one year ago, and demonstrates our commitment to creating a solid leadership position in the individual outdoor recreation market with top-tier brands and market-leading capabilities. The Action Sports acquisition, combined with our strong CamelBak and Bollé brands, positions Vista Outdoor as a leading company in cycling and snow sports equipment in both North America and Europe. Adding these innovative and well-known consumer brands to our portfolio creates a channel leadership position, enabling us to sell a broad suite of Vista Outdoor products to specialty outdoor shops, wholesalers and leading outdoor product retailers.”
The transaction is subject to regulatory approvals and customary closing conditions. Vista Outdoor anticipates closing the transaction in the next 30 to 60 days.
Under the terms of the transaction, Vista Outdoor will pay a purchase price of $400 million, along with additional contingent consideration payable if incremental profitability growth milestones within the Powersports product line are achieved. The purchase price is subject to a customary working capital adjustment. Vista Outdoor expects calendar year 2016 net sales for the Action Sports division of approximately $350 million. The purchase price represents a resulting effective multiple of approximately 10x the expected calendar year 2016 EBITDA for the acquired brands. Vista Outdoor intends to finance the acquisition through a combination of cash on hand, drawings on its revolving credit facility and increased Term Loan A borrowings of approximately $300 million. Absent transaction and transition costs, Vista Outdoor expects the acquisition to be accretive to FY17 earnings per share. Vista Outdoor will incorporate the financial impact of the acquisition in its full-year FY17 guidance and will provide more information on the transaction as part of its Fiscal Year 2016 fourth quarter and full-year earnings press release and webcast. Vista Outdoor’s updated investor overview presentation reflects information regarding the pending transaction and can be found on the company’s website at http://investors.vistaoutdoor.com/.
“Vista Outdoor is a perfect new home for the Action Sports division as they join an expanding outdoor sports and recreation company comprised of market-leading brands,” said BRG Sports Executive Chairman and Chief Executive Officer Terry Lee. “Under Vista Outdoor ownership, we are confident Bell, Giro, C-Preme and Blackburn will continue to drive product innovation and lead the industry. We know they will continue to foster the strong people and product culture that makes these brands great.”
The acquisition includes BRG Sports’ Action Sports division. BRG Sports will maintain ownership of Riddell. BRG Sports is a leading designer, developer and marketer of branded sports equipment, protective products and related accessories that advance performance and protection. With Bell, Giro, C-Preme and Blackburn, the company’s brand portfolio sets the standard for innovation and excellence in snow, action and powersports. Action Sports is headquartered in Scotts Valley, California and operates facilities in the U.S., Canada, Europe and Asia. The acquisition of Action Sports will include more than 600 employees.

About Vista Outdoor Inc.
Vista Outdoor is a leading global designer, manufacturer and marketer of consumer products in the growing outdoor sports and recreation markets. The company operates in two segments, Shooting Sports and Outdoor Products, and has well-recognized brands that provide consumers with a range of performance-driven, high-quality and innovative products in the ammunition, firearms and outdoor accessories categories. Vista Outdoor products are sold at leading retailers and distributors across North America and worldwide. Vista Outdoor is headquartered in Utah and has manufacturing operations and facilities in 10 U.S. States, Canada, Mexico and Puerto Rico along with international sales and sourcing operations in Asia, Australia, Canada, Europe and New Zealand.

Cautionary Note Regarding Forward-looking Statements
Certain statements in this press release, including statements regarding pending transaction with BRG Sports, Inc, the expected future financial performance of BRG Sports, Inc. and the impact of that performance on Vista Outdoor, constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The words ‘believe’, ‘expect’, ‘anticipate’, ‘intend’, ‘aim’, ‘should’ and similar expressions are intended to identify such forward-looking statements. All such forward-looking statements involve estimates and assumptions and are subject to a number of risks and uncertainties, many of which are beyond Vista Outdoor’s control, which could cause actual results to differ materially from the expectations described in the forward-looking statements. Among those risks and uncertainties are: assumptions regarding demand for BRG Sports, Inc.’s products; failure of the closing conditions in the purchase agreement to be satisfied in a timely manner or at all; changes in interest rates or credit availability; anticipated benefits and cost savings from the transaction may not be fully realized or may take longer than expected to realize; the ability of Vista Outdoor to retain and hire key personnel and maintain relationships with customers, suppliers and other business partners of BRG Sports, Inc.; costs or difficulties related to the integration of the business following completion of the transaction; and changes in the business, industry or economic conditions or competitive environment. Vista Outdoor undertakes no obligation to update any forward-

looking statements. For further information on factors that could impact Vista Outdoor, and the statements contained herein, please refer to Vista Outdoor's most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with the U.S. Securities and Exchange Commission.
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